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                                                                     EXHIBIT J.2

                         AMENDMENT TO CUSTODY AGREEMENT

      Amendment made as of this ________ day of October, 2004 by and between MVC Capital, Inc. (f/k/a MeVC Draper Fisher Jurvetson Fund I, Inc.) (the "Fund") and U.S. Bank National Association (the "Custodian") to the Custody Agreement between the Fund and the Custodian, dated November 1, 2002 (the "Custody Agreement"). The Custody Agreement is hereby amended as follows:

      The following new Section 2.4 is hereby added to Article II as set forth below:

      "2.4. Notwithstanding anything to the contrary in the Custody Agreement, the Fund may enter into one or more additional custodial agreements and similar arrangements with one or more other financial institutions in connection with any one or more loan arrangements or other credit facilities."

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

MVC CAPITAL, INC.                             U.S. BANCORP SERVICES, LLC
(f/k/a MeVC Draper Fisher Jurvetson
Fund I, Inc.)

By:__________________________________         By:_______________________________
Name:                                         Title:
Title:                                        Name: